Exhibit 14.1

Code of

Business Conduct

March 2011

© TransUnion Corp. 2011

Message from the President and CEO

Having a work environment that fosters trust, respect, and openness of communication is one way that TransUnion will continue to be a great place to work around the globe.

We expect our associates to be committed to ethical and law-abiding conduct. Our continued success depends on your ongoing commitment to meeting these expectations every day.

This Code of Business Conduct describes many of the behaviors associated with acting in accordance with our principles. Although the Code covers a wide range of situations, it is impossible to anticipate every possible question or issue that you may encounter on a daily basis. If you have questions or need further guidance, you should go to your manager or contact one of the Code Officers. If you want your question to remain anonymous, you should use the TransUnion Hot Line.

Each year all of us will be asked to re-commit to TransUnion's business principles. We all must take these responsibilities seriously so that together we can achieve even greater success in the future.

Thank you for your continuing support, dedication, and contributions to TransUnion.

Bobby Mehta
President and CEO
TransUnion

How to Contact a TransUnion Code Officer

Mitch Hoppenworth
Vice President
Global Compliance
312-466-7874

Mary Krupka
Executive Vice President
Human Resources
312-466-7755

John Blenke
Executive Vice President
Corporate General Counsel
and Corporate Secretary
312-466-7730

TransUnion Hot Line

In the U.S., Puerto Rico, Canada
1-800-727-3192

See the last page of the Code for the international hot line phone numbers.

Our Hot Line is available to associates 24/7 to anonymously report inappropriate business conduct. The service provides support for callers who speak English or another language.

TransUnion will not tolerate any retaliation or threats against any associate who asks a question about compliance with this Code or who reports, in good faith, a violation or suspected violation of this code or any TransUnion Policy.

Q: Why does TransUnion need a Code of Business Conduct?

A: So that we can meet our responsibilities to all of our stakeholders…

Those who use or may be affected by our products or services

Those who are employed by us, or work with us, such as vendors, suppliers, partners, consultants, and contractors

Those who invest in our businesses

The communities where we operate

Core Business Principle #1: Ethics and Values

To conduct our business with honesty, integrity, and trust.

To respect human rights.

To protect personal information entrusted to us.

To obey the law and operate with the highest ethical standards.

To seek partners, suppliers, vendors, and customers with the same ethics and values.

To take responsibility for our mistakes.

You are expected to:

Uphold the highest standards of ethical conduct. This means being professional and respectful when performing your TransUnion responsibilities. You should be honest in every business communication. You should not endorse or participate in any activities that may embarrass TransUnion or lead to negative publicity about us or our customers.

Read, understand, and follow all TransUnion Policies which includes not only this Code of Business Conduct but also all policies, procedures and standards that apply to your job responsibilities. On an annual basis you are required as a condition of employment to formally attest to your compliance with this Code.

Conduct business in full compliance with the letter and spirit of all laws, rules, regulations, and court orders that apply to TransUnion.

If you have questions about your job responsibilities, laws or applicable TransUnion policies, procedures or standards, you should discuss it with your manager.

If you feel uncomfortable talking with your manager, you should contact a Code Officer or call the TransUnion Hot Line.

Core Business Principle #1: Ethics and Values

If you are a manager, you are a role model to everyone

who supports or does business with TransUnion.

A manager is responsible for:

• Confirming that your staff reads and understands all

TransUnion Policies;

• Answering associates’ questions about TransUnion

Policies and, when in doubt about the right course of

action, seeking advice and guidance from the TransUnion

Law Department or Compliance Department;

• Never condoning any conduct or activity that may raise

questions about TransUnion’s honesty, integrity, or

compliance with Legal Standards;

• Promoting a culture of ethical business conduct;

• Encouraging everyone in our organization to raise

concerns when they come up;

• Reporting all violations of this Code that you are aware

of to a Code Officer; and

• Implementing with Human Resources and a Code

Officer appropriate disciplinary procedures after a

Code violation occurs.

Our Legal Standards require that you conduct business in full compliance with the letter and spirit of all laws, rules, regulations and court orders that apply to TransUnion. These Legal Standards may be reflected in TransUnion Policies, in information described to you by your manager or in information discussed with you by our Law Department or Compliance Department.

TransUnion Policies include this Code of Business Conduct as well as the various policies, procedures and standards that have been adopted at the enterprise and business unit levels.

Did You Know•

The Directors of TransUnion Corp. periodically review our Code of Business Conduct. This includes confirming that our managers are providing the appropriate “tone at the top” to encourage compliance with this Code, TransUnion Policies, and Legal Standards.

Core Business Principle #1: Ethics and Values

Bribes, Inducements, Kickbacks, and Payoffs

When acting for or on behalf of TransUnion, you must not:

? Make, promise, offer or deliver any donation, gift, favor, payment, contribution or other gratuity, to an official or employee of any U.S. or foreign government or governmental agency, or any person seeking a public office; or

? Make any indirect payments to organizations associated with such employee, official, or person. For example you cannot make indirect payments through attorney’s fees, sales commissions, political committees or parties, or consultant’s fees.

You are permitted to make payments that are legally required such as fees for licenses, permits, or other official documents required to do business. However prior to authorizing any such payment, you should confirm with your manager that the payment has been approved by the TransUnion Law Department.

You may support your selected political parties or candidates for public office with your own funds as long as you do not imply that your action reflects the opinion of TransUnion or is on behalf of TransUnion.

You may not make a political contribution with TransUnion’s funds or request reimbursement from TransUnion for a political contribution unless your manager has approved the contribution and received prior approval from the TransUnion Law Department.

Gifts, Entertainment and Meals

You may give or accept gifts or entertainment from or to customers or vendors only if they are ordinary, reasonable and of limited value. Such gifts or entertainment must not violate any Legal Standards or generally accepted ethical standards including the standards of the recipient’s organization.

You may be a guest or host for customary business functions, such as meals, provided they are for a valid business purpose and reasonable in cost.

Core Business Principle #1: Ethics and Values

Conflict of Interest and Business Opportunities

What is a conflict of interest•

It occurs when you or your family or friends benefit from a business opportunity that is being or may be pursued by TransUnion. If you expect to receive some type of benefit from a transaction that TransUnion participates in (other than a benefit that you receive directly from TransUnion and it is clearly known to TransUnion) you have a conflict of interest.

Because it impairs your ability to make objective judgments, any conflict of interest, or even something that appears to be a conflict of interest, should always be avoided. However if the conflict cannot be avoided, you must disclose it and have it approved by your manager or a Code Officer and the TransUnion Human Resources Department.

In no event should you take advantage of any business opportunity that you learn about through your duties with TransUnion.

In particular you should not:

• Use TransUnion’s property, information, or your position for personal gain. An example is entering into any investment or business opportunity for yourself, your family or friends, or any business that is controlled by you, your family, or friends, which you know about through your job at TransUnion.

• Compete with TransUnion directly or

indirectly for business opportunities unless you have disclosed the opportunity to your manager and to the TransUnion Law Department. You also must have been specifically advised that TransUnion will not pursue that particular opportunity.

• Attempt to obtain an improper personal benefit from TransUnion, such as an improper loan.

Did you know•

You can find additional information about Conflicts of Interest in the TransUnion Policy Form – Conflicts of Interest Policy and Agreement that can be found at the InSite web site.

Core Business Principle #1: Ethics and Values

Confidential Information, Assets, Data Breach, and Use of Systems

You have a responsibility to protect our assets. Information is a key asset to our business and competitive position. You should not attempt to obtain or provide TransUnion confidential information that does not relate to your employment duties. You need to be careful even when talking with spouses, friends, business associates, customers, and vendors about our business.

You may only use TransUnion’s computer network, email system, materials, ideas, products, services and property for purposes that are directly related to our business. Your use must also be in compliance with applicable TransUnion Policies and Legal Standards. Assets, including data in the possession of TransUnion, must never be used, removed, transferred or borrowed unless your manager has approved it and it is compliant with TransUnion Policies.

Your use of TransUnion’s computer systems is

at the sole discretion of TransUnion. You should

secure and protect all computers and tele-

communications equipment like cell phones,

wireless email devices, and laptops assigned to

you.

You are required to keep all passwords

associated with that equipment and our computer

systems confidential at all times.

If you learn about a data breach or an event that has led to the improper or unauthorized access to or loss of consumer or customer data through or from TransUnion, you must immediately notify your manager. He or she will then notify the Compliance Department and the Information Security Department.

To learn more about reporting a data breach, read Compliance Policy #0109 – Data Incident Notification Requirements.

You can find this policy as well as all Compliance policies at the InSite web site on the Compliance web page.

Did you know•

The use of TransUnion’s computer systems including email and voicemail is often monitored to ensure compliance with TransUnion Policies.

For additional information you can refer to the TransUnion Policy Forms:

• Employee Agreement Regarding Inventions,

Confidential Information, and Trade Secrets; and

• Employee Information Technology Use Policy and

Agreement

These documents can be found at the InSite web site.

Core Business Principle #2:

Business Commitments

To do what we say we will do.

To provide products and services that we believe meet the needs of our customers.

To not be constrained by the past; To embrace suggestions and act appropriately.

To be prudent and effective with our cost structure, and expect the same from our partners, suppliers, and vendors.

Antitrust, Competition Laws and Fair Dealing

TransUnion seeks to outperform our competition fairly and honestly. It is our responsibility to understand our customers’ requirements and to satisfy their requirements by offering quality products and services at competitive terms and prices.

You must not:

• Discuss or enter into any understanding with competitors concerning: prices, production limits, products, services, customers or territories;

• Discuss or enter into any understanding with competitors regarding the boycotting of certain customers, industries, competitors, or suppliers;

• Use trade secret or proprietary information of another company to win customers;

• Induce past or present employees of other companies to share proprietary information with you; or

• Make disparaging comments about the products, services, or actions of any of TransUnion’s competitors.

What is Antitrust•

Antitrust generally refers to laws established to protect trade and commerce from unlawful restraint and monopolies or unfair business practices. Such laws exist to preserve a fair and competitive economy.

Violations of these laws can carry stiff criminal penalties as well as civil fines.

For more information about antitrust and competition laws, read the TransUnion publication Guide to Antitrust and Competition Laws that is available at the InSite web site.

Did you know•

If you wish to enter into an activity with any competitor, you must obtain your manager’s approval and the approval of TransUnion’s Law Department in advance.

Core Business Principle #2: Business Commitments

Government Business

There are special rules and obligations that apply to business arrangements with governmental authorities or agencies.

You should not make an offer or respond to a proposal to do business with a governmental authority or agency unless your manager has authorized the transaction and has received prior approval for the transaction from the TransUnion Law Department.

Core Business Principle #2: Business Commitments

Business Relationships and Customers

It is important to preserve our values and principles when selecting where and with whom we do business. This includes our customers and all third parties who help us meet the needs of consumers and our customers. We want to work with individuals and companies who are as committed as we are to appropriate ethical business conduct.

We will comply with all of the terms and conditions of our agreements with our customers, vendors, suppliers, agents, and other third parties. We expect them to do the same.

If you become aware that there has been, or there is about to be, a violation of any agreement entered into by or with TransUnion, you should immediately notify your manager. In turn, your manager must then advise the TransUnion Law Department.

Obtaining or Disclosing Non-Public Consumer Information

You may only obtain or disclose non-public consumer information that is held by TransUnion, including a consumer report (also called a credit report) or information from a consumer report, if it is within the scope of your job responsibilities. Your actions must also be in full compliance with TransUnion Policies and Legal Standards.

You are strictly prohibited from:

? Providing information about a consumer to a person not authorized to receive it, including another associate;

? Obtaining or modifying a consumer report or information from that report in violation of any TransUnion Policy; and

? Aiding any person to obtain or modify consumer information, products, or services offered by TransUnion without full compliance with TransUnion Policies.

Core Business Principle #3:

Investor Protection

To strive for financial success by growing our business and making a reasonable profit.

To implement appropriate controls to manage our risks and create reliable records.

To maintain open communication with our investors and keep them apprised of all material developments.

Bookkeeping, Record Keeping and Documentation

All of our books and records must:

• Be maintained in reasonable detail;

• Appropriately reflect our transactions; and

• Conform to applicable Legal Standards.

You are responsible for the integrity of all records and documents that you create or maintain as part of your job responsibilities.

You should not:

• Misrepresent facts in any TransUnion business document;

• Falsify any financial records; or

• Bypass our system of internal controls.

The integrity of our business requires that we have accurate information in order to make responsible business decisions. For example, our accounting is based upon whether our supporting documents are truthful and complete.

Did you know•

Examples of unacceptable practices include back dating entries or transactions, reporting revenue or expenses without supporting documentation, and entering into unrecorded, special, or “off the books” transactions.

Core Business Principle #3: Investor ProtectionCore Business Principle #3: Investor Protection

On a periodic basis you may be called upon to provide information for governmental or regulatory filings. This responsibility will include certifying that the information you, or associates under your control, have provided is complete and accurate. If called upon to provide this information, you are expected to respond in a timely manner. Required disclosure in the filings must be full, fair, accurate, timely, and understandable.

Core Business Principle #3: Investor Protection

If you discover any inaccuracies in any record, report or document, even if you did not create the item, you must immediately inform your manager, a Code Officer or the TransUnion Hot Line.

You must comply with all stock or insider trading laws and must avoid securities transactions based on material, non-public information learned through your position with TransUnion.

You must ensure that proper approvals have been obtained before you, or someone under your supervision, disburses or transfers any TransUnion funds or property.

You must always manage business records according to our record retention policy and applicable Legal Standards. In the event that you are made aware of litigation or a governmental investigation and you have business records in your possession that may relate to that litigation or investigation, you must advise your manager. He or she should then consult with the TransUnion Law Department to find out what the proper handling is for those records.

Did you know•

Business records and communications often become public. You should avoid exaggeration, derogatory remarks, guesswork and “joking” or “surly” characterizations of people, events, and companies in any communication. This applies to email, voicemail, internal memos, formal reports and even personal notebooks and calendars. So remember, if the document you are preparing is intended to be a factual one, keep it factual.

Core Business Principle #3: Investor Protection

Interacting with Auditors and Investigators You shall be honest and provide complete and accurate information when communicating with: Any auditors or investigators, internal or external, or Any governmental agency or official. There are laws that provide for severe criminal and civil penalties for anyone who tries to improperly influence, obstruct, or impede a governmental agency, including its auditors, employees, agents or investigators, in the performance of their official duties.

Core Business Principle #3: Investor Protection

External Communications

Since TransUnion is a global leader with respect to consumer credit habits and solutions for a consumer economy, you may be asked as a representative of TransUnion to comment upon industry initiatives or consumer and other economic concerns.

You should:

• Refer all media inquiries directly to your manager and TransUnion’s Global Public Relations group.

• Have the Global Public Relations group pre-approve any articles, speeches or other materials that you may wish to submit to the media or that you intend to present at an industry or customer conference or governmental hearing.

• Not disclose actions or activities relating to our business operations outside of TransUnion unless that disclosure has been pre-approved by your manager. This includes communications made via blogs or internet postings.

• Not discuss our business operations, results, plans or prospects, or those of our competitors, with any person associated with the media, any investment banking firm, any financial analyst, or regulator, unless that discussion has been pre-approved by the TransUnion Law Department.

Having your external communications reviewed and pre-approved will protect you and TransUnion from distributing information which may appear to be contradictory to positions previously taken, or intended to be taken by TransUnion from an enterprise perspective

Core Business Principle #4:

Workplace Environment

To provide a safe and secure working environment.

To provide appropriate compensation opportunities.

To provide performance standards that reflect our best efforts.

To be supportive of our associates and provide them with appropriate resources.

To seek a diverse base of associates.

To create an environment of equal opportunity to all qualified individuals in recruiting, compensation, professional development, promotion, and other employment practices

You should:

• Treat all with respect and dignity, being sensitive to the diverse beliefs and backgrounds of others.

• Express yourself in a positive, polite, and non-confrontational manner in both words and gestures, and maintain appropriate dress and hygiene standards.

• Comply and support all management directives, business unit and department goals and objectives in the performance of your job. However if you believe in good faith that a directive, goal, or objective is in violation of this Code, you should let a Code Officer know or call the TransUnion Hot Line as soon as possible.

• Not damage or misappropriate the property of TransUnion or our associates, customers, or guests.

• Read and adhere to this Code and all TransUnion Policies relating to your job duties.

TransUnion is committed to a positive work environment. Any behavior in conflict with maintaining a safe, healthy, non-discriminatory, non-violent, alcohol-free, drug-free, crime-free environment will not be tolerated.

Did you know•

For additional guidance, you can read the TransUnion Harassment Policy.

Business Principle #5:

Community Involvement Core

To encourage associate involvement in community programs and socially responsible activities.

To be sensitive to culture and needs of all local communities where we have a presence.

To support efforts that promote education and economic well being in communities where we work.

TransUnion as a company funds and supports a variety of community-based activities that make a difference in people’s lives. One example is its participation in programs that promote worldwide financial literacy which empower people to make smart financial choices.

TransUnion also will periodically sponsor regionally-focused volunteer opportunities throughout the year. Whatever way you choose to volunteer, either through a company-sponsored event or as an individual in neighborhood activities, you are encouraged to participate and make a difference!

Compliance With Our Code of Business Conduct

Enforcement

You are expected to use good judgment and abide by this Code of Business Conduct.

If you violate this Code:

? You may expose yourself and TransUnion to civil, criminal, or financial liability;

? You could harm TransUnion’s reputation and competitive position; and

? You will be subject to discipline, including possible termination and/or criminal prosecution.

Waivers

If you are a Corporate Director of TransUnion Corp. or a senior officer of TransUnion, only the Board of Directors or a Committee of the Board of TransUnion Corp. may provide you a waiver of this Code, and all such waivers must be promptly disclosed to shareholders. For all others, only the Corporate General Counsel of TransUnion Corp. may approve a waiver.

Did you know?

You can find the TransUnion publications referred to in this document, as well as other TransUnion Policies at TransUnion’s intranet web site InSite.

TransUnion Policies that have been designated as “enterprise wide policy statements and SOPs” cannot be waived or modified by your manager or any business unit, subsidiary, affiliate or division.

However business units, subsidiaries, affiliates, and divisions may create additional policies, procedures, or standards that you may be expected to follow. If such policies apply to you, your manager will alert you to them and let you know where you can find them.

Remember to read all publications and TransUnion Policies. You should also make it a practice to return to TransUnion web sites periodically to learn if any publications or policies have been modified or replaced by other documents.

Compliance With Our Code of Business Conduct Compliance with this Code of Business Conduct is not an option. It must be followed by all who represent TransUnion throughout the world. Tips and Guidelines When faced with a situation where you have a concern, keep these steps in mind: 1. Make sure you have all the facts. You must be fully informed to reach the right answer.

2. Understand exactly what you are being asked to do. Does it seem right or unethical or improper? Use your judgment and common sense. 3. Clarify your responsibility and role. Are your co-workers and colleagues informed? Is there shared responsibility? It may help to get others involved and discuss the problem. 4. Discuss the problem with your manager. This is basic for all situations. It is your manager’s responsibility to help solve problems. If for some reason your manager is not helpful, you should contact a Code Officer or the TransUnion Hot Line. 5. Seek help from other TransUnion resources. If you feel you cannot discuss the matter with your manager, you should discuss it with your Human Resources representative, a Code Officer or someone from TransUnion’s Compliance Department or Law Department. They will make sure that you obtain the guidance you need. Ignoring the issue is not an acceptable option. 6. Always ask first, act later. If you are unsure of what to do in any situation, seek help and guidance before you act.

You may ask questions about, or report suspected violations of our Code of Business Conduct in confidence and without fear of retaliation. Your anonymity will be protected to the fullest extent possible if you contact the TransUnion Hot Line or a Code Officer.

TransUnion will not permit retaliation of any kind against you for asking questions or reporting, in good faith, possible violations of this Code of Business Conduct.

Should you wish to contact TransUnion's Law Department, Compliance Department, Information Security Department, Human Resources Department or the Global Public Relations group regarding a Code of Business Conduct matter and you do not know who to call, please contact a Code Officer or call the TransUnion Hot Line.

Leave your name, contact information and the department with which you wish to talk.

A representative from that department will be in touch with you as soon as practicable.



Remember, in any situation where you are not comfortable discussing an issue directly with your manager, you should contact a Code Officer or call the TransUnion Hot Line.

U.S., Puerto Rico, Canada:
1-800-727-3192

Dominican Republic:
800-727-3192

Chile: 1230-020-0863

Most other international locations use a two-stage dialing process. First dial the AT&T Access Code and then 800-727-3192.

The Access Codes by country are:

Hong Kong:
800-96-1111 or 800-93-2266

South Africa: 0-800-99-0123

Colombia: 01-800-911-0011

Costa Rica: 0-800-011-4114

El Salvador: 800-1785

Guatemala: 999-9190

Honduras: 800-0123

Mexico: 01800-2882872

Nicaragua: 1-800-0174

For all other non-U.S. locations dial 770-776-5605

Non-TransUnion personnel staff the Hot Line 24 hours a day, 7 days a week.

They will document your issue and forward it to the TransUnion Compliance Department for investigation and resolution.

20